CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We consent to the use of our report dated May 29, 2007, on the consolidated financial statements of Univec, Inc. and subsidiary, for the years ended December 31, 2006 and 2005.

We consent to the incorporation by reference or as an exhibit in any Registration Statement, Form SB-2 Amendment Number 3, or periodic reporting from on EDGAR, such as, but not limited to, Form 10-KSB, or the aforementioned report and to the use of our name as it appears below under the caption of “Experts” in any such Registration Statement or periodic reporting form.

Abrams, Foster, Nole & Williams, P.A.
Certified Public Accountants

Baltimore, Maryland
September 7, 2007